Registration No. 333-38230
================================================================================

              Prospectus Supplement
              (To Prospectus dated May 31, 2000)


                                 304,348 Shares


                           COLUMBIA LABORATORIES, INC.

                                  Common Stock


                       We are offering 304,348 shares of our common stock
              directly to Ridgeway Investment Limited, which we refer to as "Ridgeway" pursuant to this prospectus supplement at a price of $5.75 per share. We will receive gross proceeds of $1.75 million before deducting our expenses of the offering.

                       We will enter into a purchase agreement with Ridgeway
              pursuant to which we will issue and sell the shares of common stock being sold under this prospectus supplement.

                       Ridgeway may be deemed to be an "underwriter" within the
              meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits on the sale of the shares of our common stock by Ridgeway and any discounts, commissions or concessions received by Ridgeway may be deemed to be underwriting discounts and commissions under the Securities Act.

                      Our common stock trades on the American Stock Exchange
              under the symbol COB. On May 9, 2001, the last reported sale price of the common stock on the AMEX was $6.07 per share.

                      The securities we offer involve a high degree of risk,
              which we describe in the "Risk Factors" section beginning on Page S-6 of this Prospectus Supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.








             The date of this prospectus supplement is May 10, 2001


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                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT
                                                                           Page

ABOUT THIS PROSPECTUS SUPPLEMENT...........................................S-1

PROSPECTUS SUPPLEMENT SUMMARY..............................................S-1

THE OFFERING...............................................................S-5

RISK FACTORS...............................................................S-6

FORWARD-LOOKING INFORMATION...............................................S-13

WHERE YOU CAN FIND MORE INFORMATION.......................................S-14

USE OF PROCEEDS...........................................................S-16

DESCRIPTION OF CAPITAL STOCK..............................................S-17

PLAN OF DISTRIBUTION......................................................S-22

LEGAL MATTERS.............................................................S-24

EXPERTS...................................................................S-24

                                   PROSPECTUS

PROSPECTUS SUMMARY...........................................................3

RISK FACTORS.................................................................7

FORWARD-LOOKING INFORMATION..................................................7

WHERE YOU CAN FIND MORE INFORMATION..........................................8

USE OF PROCEEDS.............................................................10

DESCRIPTION OF CAPITAL STOCK................................................11

PLAN OF DISTRIBUTION........................................................16

LEGAL MATTERS...............................................................17

EXPERTS.....................................................................17


No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.


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                        ABOUT THIS PROSPECTUS SUPPLEMENT

         This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $75,000,000 of which this offering is part. In this prospectus supplement, we provide you with a general description of the shares of our common stock which we will offer under this prospectus supplement. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading "Where You Can Find More Information" beginning on page S-14 of this prospectus supplement and on page 8 of the accompanying prospectus before investing in our common stock.

                          PROSPECTUS SUPPLEMENT SUMMARY

                           Columbia Laboratories, Inc.

         Because this is a summary, it does not contain all the information about Columbia that may be important to you. To understand the specific terms of the securities, you should read this prospectus supplement and the accompanying prospectus carefully. You should also carefully read the section entitled "Risk Factors" in this prospectus supplement and the documents identified under the caption "Where You Can Find More Information."

         We are currently engaged in the development and sale of pharmaceutical products. Our objective is to develop unique pharmaceutical products that treat specific diseases and conditions including:

                  o        infertility;

                  o        testosterone deficiency;

                  o dysmenorrhea, painful uterine cramping associated with menses;

                  o endometriosis, the growth of endometrial tissue outside the uterus; and

                  o        hormonal deficiencies.

         Our products primarily utilize our patented Bioadhesive Delivery System. The Bioadhesive Delivery System is based upon the principal of bioadhesion, a process by which the polymer, a large insoluble substance, adheres to skin and other body surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to the surfaces or the mucin and is discharged upon normal cell turnover. Cell turnover is a normal process which, depending upon the area of the body, occurs every 12 to 72 hours. The extended period of attachment permits the Bioadhesive Delivery System

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                                      S-1
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to be utilized in products when extended duration of effectiveness is desirable or required.

         Our first prescription drug utilizing the Bioadhesive Delivery System, Crinone(R), is a sustained release, vaginally delivered, natural progesterone product. Progesterone is a hormone manufactured by a woman's ovary in the second half of the menstrual cycle. By delivering progesterone directly to the uterus, a process we call "First Uterine Pass Effect"(C), it maximizes the therapeutic benefit. It also avoids side effects seen with orally-delivered synthetic progesterone-like drugs. In May 1997, we received U.S. marketing approval for Crinone from the FDA for use as progesterone supplementation or replacement as part of a treatment program for infertile women. In July 1997, we received U.S. marketing approval for Crinone from the FDA for the treatment of secondary amenorrhea, which is the loss of the menstrual period. Outside the U.S., Crinone has been approved for marketing for one or more medical indications in a variety of European and Latin American countries.

         In May 1995, we entered into a worldwide, except for South Africa, license and supply agreement for Crinone with American Home Products Corporation. As part of the agreement, the Wyeth-Ayerst Laboratories division of AHP marketed Crinone. On July 2, 1999, AHP assigned the license and supply agreement to Ares-Serono, a Swiss pharmaceutical company. Serono paid $68 million to AHP for the rights to Crinone and assumed AHP's financial obligations to us. Under the terms of the license and supply agreement, we have earned $17 million in milestone payments as of December 31, 2000 and may receive additional milestone payments, if conditions are met.

         As previously announced, in April 2001 we initiated a voluntary recall of a number of batches of Crinone which were affected by a drug application problem that could cause the consistency of the drug to change over time. Investigations to date confirm that the problem with the affected batches poses no safety risk to patients and that the active ingredient of the product is still effective. In connection with the recall, we have halted further shipments of Crinone to our customers pending our revalidation of the manufacturing process. We currently anticipate that we will be able to resume shipments of Crinone by the end of the second quarter of 2001, however, we cannot assure you that shipments will in fact resume by such time.

         In addition, we have produced through contract manufacturers the following over-the-counter products for sales by us or our licensees:

                  o        Advantage-S(R), our female contraceptive gel;

                  o Replens(R), which replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness; and

                  o MipHil(TM), which reduces vaginal pH for the elimination of symptoms of bacterial vaginosis.

         On May 5, 2000, we sold various tangible and intangible assets related to the U.S. rights for Replens to Lil' Drug Store Products, Inc. for a total of $4.5 million cash. Additionally, Lil' Drug Store agreed to buy up to $500,000 of

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                                      S-2
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Replens inventory from us and to pay us future royalties of up to $2 million equal to 10% of future U.S. sales of Replens.

         Additionally, on May 5, 2000, we licensed our Legatrin PM, Legatrin GCM, Vaporizer in a Bottle and Diasorb brands to Lil' Drug Store. Under the terms of these agreements, we will receive license fees equal to 20% of the licensee's net sales of these brands. These agreements each have five-year terms with provisions for renewal and contain options that allow the licensee to acquire the brands from us. On December 29, 2000 Lil' Drug Store purchased Vaporizer in a Bottle for $201,800.

         We intend to concentrate on developing our prescription products, including Chronodyne(R), a product intended to relax the uterus and prevent abnormal contractions. This product may be useful in the treatment of disorders such as dysmenorrhea and endometriosis.

         Our research in endocrinology has also led to the development of a physiologic testosterone bioadhesive buccal tablet, a product to treat "andropause" in men. Like the failure of the ovaries in menopausal women to produce estrogen, andropause occurs upon the failure of the testes to produce sufficient testosterone in men. This, in turn, results in increasing levels of Follicle Stimulating Hormone, a natural hormone in the male pituitary gland which stimulates the testicles to produce testosterone. This may have the same impact as menopause in women, including:

                  o        increased risk of cardiovascular disease;

                  o        Alzheimer's disease; and

                  o        osteoporosis.

         Our physiologic testosterone bioadhesive buccal tablet may play an important role in the treatment of angina, the pain associated with the clogging of the coronary arteries, and in the secondary prevention of a heart attack. We recently entered into Phase III clinical trials for our physiologic testosterone buccal tablet and expect to complete Phase III trials and file regulatory submission in the United States and Europe by year-end.

         We have focused on women's health care because of the significant number of women's health and hygiene needs which have not been met by available products and because we have found vaginal delivery of pharmaceutical products to be particularly effective. We intend to continue to develop products that improve the delivery of previously approved drugs.

         Our principal executive offices are located at:

                       100 North Village Avenue, Suite 32
                       Rockville Centre, New York 11570
                       Tel: (516) 766-2847

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                                      S-3
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         Our subsidiaries, all of which are wholly-owned, are Columbia
Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited and Columbia Research Laboratories, Inc.



















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                                      S-4
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                                  THE OFFERING



         Issuer.  Columbia Laboratories, Inc.

         Common Stock Offered.  304,348 shares.


         Price per Share.  $5.75.

         Common Stock Outstanding After This Offering.  31,093,199 shares.

         Use of Proceeds. We will use the net proceeds of this offering for general corporate purposes, which may include working capital, funding our operating losses, capital expenditures and operating expenses.

         Rights of Holders of Common Stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

         American Stock Exchange Symbol.  COB







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                                      S-5

                                  RISK FACTORS

         You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in the common stock. Any one or a combination of these risk factors may have a material adverse effect on Columbia.

Our history of losses may result in a shortage of working capital for our operations.

         We cannot assure you that funds generated from operations will be sufficient to achieve our research and development plans. For the fiscal year ended December 31, 2000, we had a net loss of $2.6 million, which was primarily the result of a lack of sales and costly research and development activities. We expect to report a loss for the quarter ended March 31, 2001 and we have previously announced that we plan to establish a reserve in the first half of 2001 of approximately $1.5 million to cover estimated costs related to a voluntary product recall. If we are unable to increase sales of our current products, we expect to need additional funds to continue our research and development, conduct pre-clinical trials and apply for regulatory approval, if necessary. If we are unable to obtain additional funds, we may be unable to continue operations.

We face significant competition from pharmaceutical and consumer product companies, which may adversely impact our market share.

         We, and our partners, operate in or intend to enter intensely competitive markets. We compete against established pharmaceutical and consumer product companies that market products addressing similar needs. In addition, numerous companies are developing, or in the future may develop, enhanced delivery systems and products that compete with our present and proposed products. Some competitors have greater financial, research and technical resources. These competitors may also have greater marketing capabilities, including the resources to implement extensive advertising campaigns. It is possible that we may not have the resources to withstand these and other competitive forces. As a result, we may lose market share.

         Crinone, although a natural progesterone product, competes in markets with other progestins, both synthetic and natural, which may be delivered orally, by injections or by suppositories. Some of the more successful orally dosed products include Provera(R) marketed by the Upjohn Company and Prempro(R) and Premphase(R) marketed by American Home Products. We also believe that Advantage-S, Legatrin PM, Legatrin GCM Formula and Diasorb compete against numerous products in their respective categories.

Steps taken by us to protect our proprietary rights might not be adequate, in which case competitors may infringe on our rights or develop similar products.

         Our success and ability to compete is partially dependent on our proprietary technology. We rely primarily on a combination of U.S. patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights. To this date, we have never been a party to a proprietary rights action.

         Even though we have patents covering our Bioadhesive Delivery System, other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the patents of others, we cannot assure you that our technology does not and will not infringe on the patents of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.

         We have filed the following as trademarks in countries throughout the world:

                  o        "Advantage-S"

                  o        "Advantage-24"

                  o        "Advantage-LA"

                  o        "Replens"

                  o        "Crinone"

                  o        "Chronodyne"

         These trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under these trademarks.

The failure of other companies to successfully promote our products could adversely effect our cash flow.

         We have entered into agreements with other companies for the distribution and marketing of our Bioadhesive Delivery System and over-the-counter products in the U.S. and several foreign countries. Our success is dependent to a great extent on the marketing efforts of our distribution and marketing partners, over which we have limited ability to influence. The failure of these companies to aggressively or successfully market our products could have a material adverse effect on our cash flow.

         We may not be able to satisfy all of our obligations under these agreements. Our obligations include developing the products to be sold and obtaining regulatory approvals allowing for their sale. The failure to satisfy our obligations under any of these agreements may result in modification or termination of the relevant agreement. This could have a material adverse effect on our business and financial condition.

         As part of these agreements, several of our partners have the right of first option or right of first refusal to license gynecological products that we develop in the future. We are currently in discussions with these partners and other companies regarding the potential licensing of other products. We cannot assure you that we will be able to enter into any of these agreements or that we will receive any up-front payments or ongoing royalties. We also cannot assure you that our partners will aggressively or successfully market these products.

Our dependence on a principal supplier may limit our ability to secure necessary materials.

         Medical grade, cross-linked polycarbophil, the polymer used in our products using our Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company. We believe that Goodrich will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Goodrich cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. We cannot assure you that an alternative source of polycarbophil can be obtained or that it can be obtained on satisfactory terms.

We depend upon third party manufacturers who may not be able to meet our future needs.

         We rely on third parties to manufacture our products. These manufacturers may not be able to satisfy our needs in the future. This could have an adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis.

Our failure to develop our products or delay in development of our products could have a material adverse effect on our business.

         The development of new pharmaceutical products is uncertain and subject to a number of significant risks. Some of our pharmaceutical products are in various stages of development and will require significant research and development efforts before we can sell them. These efforts include extensive preclinical and clinical testing, during which the products may be found to be ineffective.

Delays or failure in obtaining regulatory approvals may delay or prevent marketing of the products that we are developing. Delays in the marketing or failure to market our products could have a material adverse effect on our business.

         Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time consuming and costly regulation by various governmental entities, including:

         o        the Food and Drug Administration;

         o        the Federal Trade Commission;

         o        applicable state agencies; and

         o applicable regulatory agencies in those foreign countries where our products are manufactured or distributed.

Delays or failure in obtaining approvals from the regulatory agencies can have material adverse effects on our business and prospects.

         As in the United States, almost all foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval differ from country to country and involve different types of testing. There can be substantial delays in obtaining, or failures to obtain, required approvals from regulatory authorities. Even after approvals are obtained, there can be further delays encountered before the products become commercially available. These failures or delays can have material adverse effects on our business and prospects.

Our current insurance coverage could be insufficient. Product liability claim awards in excess of our insurance coverage could have a material adverse effect on our business.

         Due to the nature of our business, we may be exposed to product liability claims by consumers. Although we presently maintain product liability insurance coverage in the amount of $20 million, this may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations.

         Some food and drug retailers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for retail distribution. Our failure to satisfy insurance requirements could limit our ability to achieve broad retail distribution of our products. This could have a material adverse effect upon our business and financial condition.

Undetected problems with our products could harm our business.

         We employ various quality control measures in our efforts to ensure that our products conform to their intended specifications and standards proscribed by applicable governmental regulations. However, notwithstanding our efforts, our products, or ingredients we purchase from our suppliers for inclusion in our products, may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product, or take other remedial actions. The occurrence of such events may harm our relations with, or result in the loss of, customers, injure our reputation, impair market acceptance of our products, harm our financial results and, in certain circumstances, expose us to product liability or other claims.

                  In April, 2001, we announced that we plan to establish a reserve in the first half of 2001 of approximately $1.5 million to cover estimated costs related to a voluntary recall of a number of batches of Crinone(R) gel which were affected by a drug application problem that could cause the consistency of the gel to change over time. Investigations to date confirm that the problem with the affected batches poses no safety risk to patients and that the active ingredient of the product is still effective. We cannot assure you, however, that the actual costs and losses related to the

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recall will not exceed the amount of the reserve. In connection with the recall, we have halted further shipments of Crinone to our customers while we revalidate the manufacturing process for Crinone, and this halt in shipments will result in reduced sales.

The loss of our key executives could have a significant impact on our company.

         Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly William
J. Bologna, Chairman of the Board of Directors, and G. Frederick Wilkinson, our President and Chief Executive Officer. We have entered into an employment agreement with Mr. Wilkinson, which expires in April 2004. The loss of services of these persons could have a material adverse effect on our business and prospects.

Our ability to use net operating loss carryforwards could be reduced or lost. This could adversely affect our net income and cash flow.

         As of December 31, 2000, we had net operating loss carryforwards of approximately $49 million that can be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code on or before December 31, 2013. If we were to lose the benefits of these loss carryforwards, our earnings and cash resources would be materially and adversely affected.

We do not intend to pay cash dividends on our common stock. As a result, you will not receive any periodic income from an investment in our common stock.

         We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business. In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock. Accordingly, you should not expect to receive any periodic income from owning our common stock. Any economic gain on your investment will be solely from an appreciation, if any, in the price of the stock.

Sales of large amounts of common stock may adversely affect our market price.

         Sales of large amounts of common stock in the open market could cause the market price of our common stock to drop. Prior to this offering, we had 30,788,851 shares of common stock outstanding, of which approximately 28,288,851 shares are freely tradable. Approximately 2,500,000 shares of our common stock are restricted securities, but may be sold pursuant to Rule 144. We also have the following securities outstanding:

         o        Series B Convertible Preferred Stock

         o        Series C Convertible Preferred Stock

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         o        a subordinated convertible note

         o        warrants and options

If all of these securities are exercised or converted, an additional 8,822,822 shares of common stock will be outstanding, all of which have been registered under the Securities Act. When issued, these shares will be freely tradable. The exercise and conversion of these securities is likely to dilute the book value per share of our common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.

Anti-takeover provisions could impede or discourage a third-party acquisition of our company. This could prevent stockholders from receiving a premium over market price for their stock.

         Columbia is a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law and our board's ability to create and issue a new series of preferred stock could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our common stock. This could reduce the market value of our common stock if investors view these factors as preventing stockholders from receiving a premium for their shares.

The Euro conversion may negatively impact our European operations.

         With two operating subsidiaries in Europe, economic and political developments in the European Union can have a significant impact on our business. For fiscal year 2000, 21.5% of our revenues were attributable to sales of our products in Europe. On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. The Euro trades on currency exchanges and may be used in business transactions. Under the regulations governing the transition to the Euro, there is a "no compulsion, no prohibition" rule which states that no one is obligated to use the Euro until notes and coinage have been introduced on January 1, 2002. Beginning in January 2002, new Euro-denominated bills and coins will be issued and existing currencies will be withdrawn from circulation.

         Our operating subsidiaries affected by the Euro currency conversion have established plans to address the systems and business issues raised by the Euro currency conversion. These issues include:

         o the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and

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         o        the competitive impact of cross-border price transparency
                  which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency is issued in 2002.

Based on current plans and assumptions, we do not expect that the Euro conversion will have a material adverse impact on our financial condition or results of operations. Uncertainties, however, exist as to the effects the Euro currency may have on our European clients, as well as the impact of the Euro conversion on the economies of the participating countries. In addition, the increased price transparency that will be caused by the introduction of the Euro may negatively impact the pricing of our products in different participating countries. We will continue to evaluate the impact of the introduction of the Euro in the European locations in which we operate as we continue to expand our services.

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                           FORWARD-LOOKING INFORMATION

         The statements contained or incorporated by reference in this prospectus supplement that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we, or our representatives, have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the SEC as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers. Forward-looking statements include all statements about our future strategy and most other statements that are not historical in nature. Forward-looking statements are generally identified by words such as "believes," "estimates," "expects," "intends," "plans", "may," "will," "should," "anticipates" and other similar expressions. Such statements include, without limitation, our expectations regarding:

         o        sales;

         o        earnings or other future financial performance and liquidity;

         o        product introductions;

         o        entry into new geographic regions; and

         o        general optimism about future operations or operating results.

         We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus supplement are reasonable, we cannot assure you that those assumptions or expectations will ultimately be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus supplement under the caption "Risk Factors." These factors include the following:

         o increased competitive activity from companies in the pharmaceutical industry, some of which have greater resources;

         o social, political and economic risks to our foreign operations, including changes in foreign investment and trade policies and regulations, including changes in accounting standards, that affect, or will affect, Columbia in the United States and abroad;

         o foreign currency fluctuations affecting the relative prices at which we and foreign competitors sell our products in the same market;

         o possibility of product recalls or product liability litigation;

         o failure to develop our products or delay in development of our products; and

         o timely completion of studies and approvals by the FDA and other regulatory agencies.

         Additional information on factors that may affect the business and financial results can be found in our filings with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus supplement.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at

         o        450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C.
                  20549

         o        Seven World Trade Center, 13th Floor, New York, New York 10048

         o Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities that we are offering under this prospectus supplement. This prospectus supplement, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus supplement concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

The following documents filed by Columbia with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10352 ) made prior to the termination of this offering are incorporated by reference:


         o our Annual Report on Form 10-K for the year ended December 31, 2000 (as amended by Form 10-K/A filed with the SEC on April 12, 2001); and

         o our Current Reports on Form 8-K filed with the SEC on February 7, 2001, March 26, 2001 and April 6, 2001.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus supplement and the accompanying prospectus by writing or calling us at:

                           Columbia Laboratories, Inc.
                           100 North Village Avenue, Suite 32
                           Rockville Centre, New York 11570
                           Attention: David L. Weinberg, Chief Financial Officer
                           Telephone: (516) 766-2847

                                 USE OF PROCEEDS

         We anticipate our net proceeds from the sale of our common stock to be approximately $1.7 million after deducting estimated offering expenses. We will use the net proceeds from the sale of the securities offered by this prospectus supplement for our general corporate purposes, which may include working capital, funding our operating losses, capital expenditures and operating expenses. Pending application for specific purposes, the net proceeds of any sale of the securities offered by this prospectus supplement may be invested in short-term investments and marketable securities.

                          DESCRIPTION OF CAPITAL STOCK

General

         We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A Preferred Stock, 150,000 shares have been designated Series B Preferred Stock and 6,600 shares have been designated Series C Preferred Stock. As of May 4, 2001, there were no shares of Series A Preferred Stock outstanding. As of May 4, 2001, there were 30,788,851 shares of common stock, 1,630 shares of Series B Preferred Stock and 4,050 shares of Series C Preferred Stock outstanding, and there were 400, 2 and 14 holders of record of common stock, Series B and Series C Preferred Stock, respectively. We have been informed that there are approximately 9,500 beneficial owners of our common stock.

         We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors.

         The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus supplement is a part.

Common Stock

         With the exception of certain circumstances, holders of the Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Series C Preferred Stock has no voting rights. The holders of common stock are entitled to one vote for each share of such stock held of record by them and may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

         Dividends

         We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.

         Future Sales Of Common Stock

         Approximately 2,500,000 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold only in compliance with that rule, pursuant to registration under the Securities Act or pursuant to an exemption from registration. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months after such two-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the particular company's then outstanding common stock or the average weekly trading volume during the four weeks prior to the proposed sale. This limitation on the amount of shares which may be sold under the rule does not apply to restricted securities sold for the account of a person who is not and has not been an affiliate of Columbia during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. In addition, the shares of common stock underlying the shares of Series B and Series C Preferred Stock have been registered under the Securities Act and, accordingly, when issued, will not be restricted securities. Sales of substantial amounts of common stock in the public market under Rule 144, pursuant to registration statements, or otherwise, could adversely affect prevailing market prices of our common stock.

         Transfer Agent

         The transfer agent and registrar for our common stock is First Union National Bank.

         Warrants

         The statements under this caption are summaries that do not purport to be complete. They are qualified by reference to the various warrant instruments, which have been filed with the SEC.

         As of May 4, 2001, we had warrants outstanding for the purchase of up to 924,975 shares of common stock at prices ranging from $3.50 to $8.35 per share. These warrants are exercisable through the year 2011. The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances. Warrants may be exercised at any time during their exercise periods by surrendering to Columbia the certificate evidencing those warrants, with the form to exercise all or a portion of those warrants duly filled in and signed, together with payment of the exercise price.

Preferred Stock

         The board of directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the restated certificate of incorporation and any limitations prescribed by law, to establish and designate series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.

         We issued 150,000 shares of Series B Preferred Stock in connection with our private placement completed in August 1991 and 6,600 shares of Series C Preferred Stock in connection with our private placement completed in January 1999. The following description of the rights, preferences and privileges of the Series B and Series C Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designation to our restated certificate of incorporation, which set forth the terms and provisions of the Series B and Series C Preferred Stock, copies of which have been previously filed with the SEC.

         Dividends

         We do not presently intend to declare dividends with respect to the Series B Preferred Stock. In the event the board of directors elects to declare any cash dividends on the common stock, the board must also declare a cash dividend on the Series B Preferred Stock in an amount equal to the common equivalent per share dividend declared on the common stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds legally available for the payment of those dividends. Accumulations of dividends on shares of Series B Preferred Stock will not bear interest.

         The Series C Preferred Stock pays cumulative dividends at a rate of 5% per annum payable quarterly. As of May 4, 2001, dividends of $18,863 have been earned but have not been declared. Upon conversion of any shares of Series C Preferred Stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series C Preferred Stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.

         Conversion Rights

         Holders of Series B and Series C Preferred Stock are entitled to convert their shares of preferred stock into shares of common stock at any time. As of May 4, 2001, each share of Series B Preferred Stock is convertible into

20.57 shares of common stock and each share of Series C Preferred Stock is convertible into 285.71 shares of common stock.

         The conversion rates are subject to adjustment in certain circumstances. If we declare a dividend on our common stock payable in common stock or payable in securities convertible into common stock, or if we subdivide, combine, or reclassify our outstanding shares of common stock, then the conversion rates will be adjusted so that each holder of Series B and Series C Preferred Stock will be entitled to receive on conversion of his shares that number of shares of common stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series B and Series C Preferred Stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into common stock, after he had converted all those securities into common stock.

         The Series B Preferred Stock will be automatically converted into common stock upon the first to occur of the following events: (1) the completion of at least a $10 million public offering with an offering price of at least $10 per share or (2) the date on which the closing price of the common stock on a national exchange is at least $61.71 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.

         Redemption Rights

         At any time, we have the right to redeem all or part of the shares of Series C Preferred Stock at a redemption price determined by several factors including the total number of shares of Series C Preferred Stock to be redeemed and the current market price of our common stock.

         We do not have the option to redeem shares of Series B Preferred Stock.

         Voting Rights

         Holders of Series B Preferred Stock are each entitled to one vote for each share of common stock into which the shares of Series B Preferred Stock are convertible. With the exception of certain circumstances, holders Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series B Preferred Stock have the right, voting as a separate class, to approve the creation of any series of stock senior to the Series B Preferred Stock as to liquidation.

         Holders of Series C Preferred Stock have no voting power other than as required by the Delaware General Corporation Law.

         Liquidation Rights

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of Columbia, holders of Series B Preferred Stock will be entitled to receive out of the assets of Columbia available for distribution to its stockholders, before any distribution is made to holders of its common stock, liquidating distributions in an amount equal to $100 per share plus an amount in cash equal to all accrued but unpaid dividends. Holders of Series C Preferred Stock will be entitled to receive $1,000 per share plus an amount in cash equal to all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series B and Series C Preferred Stock, holders of Columbia's common stock will be entitled to any further distribution of Columbia's assets. If the assets of Columbia are insufficient to pay the full amounts of the liquidating distributions on the Series B and Series C Preferred Stock, then all available assets of Columbia will be distributed ratably to the holders of the Series B and Series C Preferred Stock in proportion to the ratio of liquidation preferences.

                              PLAN OF DISTRIBUTION

         We are offering an aggregate of 304,348 shares of our common stock directly to Ridgeway Investment Limited, which we refer to as "Ridgeway", pursuant to this prospectus supplement. The shares of common stock will be purchased under a purchase agreement at a purchase price of $5.75 per share.

         Ridgeway and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

         -        on the American Stock Exchange

         -        in the over-the-counter market; or

         -        in privately negotiated transactions

         at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The transactions in the shares may be effected by one or more of the following methods:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus supplement, including resale to another broker or dealer;

         - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

         - negotiated transactions between selling stockholders and purchasers without a broker or dealer.

                  It is anticipated that Ridgeway will be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with its sale of the shares of our common stock purchased under the purchase agreement with us. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. During the time Ridgeway may be engaged in distributing shares covered by this prospectus supplement or any other prospectus supplement, Ridgeway will comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

         - may not engage in any stabilization activity in connection with our securities;

         - must furnish each broker which offers shares of our common stock covered by this prospectus supplement with the number of copies of this prospectus supplement which are required by each broker, and

         - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

         These restrictions may affect the marketability of the shares.

                  In the purchase agreement with Ridgeway, we will agree to indemnify and hold harmless Ridgeway and each person who controls Ridgeway against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact contained in the Registration Statement or prospectus supplement, unless made or omitted in reliance upon written information provided to us by Ridgeway for use in the Registration Statement. We will bear the expenses incident to the registration of the shares of our common stock. These expenses are estimated to be $50,000.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be offered hereunder will be passed upon for us by Weil, Gotshal & Manges LLP.

                                     EXPERTS

         The consolidated financial statements of Columbia as of December 31, 1998, December 31, 1999 and December 31, 2000, and for the years ended December 31, 1998, December 31, 1999 and December 31, 2000, and the related schedules included in Columbia's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and incorporated by reference in the prospectus supplement, have been audited by Goldstein Golub Kessler LLP, independent public accountants. The reports of Goldstein Golub Kessler LLP on the consolidated financial statements and the related schedule are incorporated by reference in this document in reliance upon the authority of Goldstein Golub Kessler LLP as experts in giving these reports.

            As Filed with the Securities and Exchange Commission on May 31, 2000
                                                      Registration No. 333-38230
================================================================================

PROSPECTUS


                                   $75,000,000


                           COLUMBIA LABORATORIES, INC.

                                  COMMON STOCK


         We may offer shares of common stock from time to time at prices and on terms to be determined by market conditions at the time we make the offer. We will provide the specific terms of common stock in supplements to this prospectus. Before you invest in the common stock, you should carefully read this prospectus and the prospectus supplement related to the common stock offered.


        Our common stock trades on the American Stock Exchange under the symbol COB. On May 30, 2000, the last reported sale price of the common stock on the AMEX was $9.25 per share.

        THE SECURITIES WE MAY OFFER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         If we sell the common stock through agents or underwriters, we will include their names and the fees, commissions and discounts that they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

                  The date of this prospectus is May 31, 2000

                                TABLE OF CONTENTS

                                                                        PAGE

PROSPECTUS SUMMARY........................................................3

RISK FACTORS..............................................................7

FORWARD-LOOKING INFORMATION...............................................7

WHERE YOU CAN FIND MORE INFORMATION.......................................8

USE OF PROCEEDS..........................................................10

DESCRIPTON OF CAPITAL STOCK..............................................11

PLAN OF DISTRIBUTION.....................................................16

LEGAL MATTERS............................................................17

EXPERTS..................................................................17



         NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               PROSPECTUS SUMMARY

                           COLUMBIA LABORATORIES, INC.

         Because this is a summary, it does not contain all the information about Columbia that may be important to you. To understand the specific terms of the securities, you should read this prospectus with the accompanying prospectus supplement carefully. You should also carefully read the section entitled "Risk Factors" in this prospectus and the accompanying prospectus supplement and the documents identified under the caption "Where You Can Find More Information."

         We are currently engaged in the development and sale of pharmaceutical products. Our objective is to develop unique pharmaceutical products that treat female specific diseases and conditions including:

            o     infertility;

            o     dysmenorrhea, painful uterine cramping associated with menses;

            o endometriosis, the growth of endometrial tissue outside the uterus; and

            o     hormonal deficiencies.

We are also seeking to develop unique pharmaceutical products that treat sexually transmitted diseases.

         Our products primarily utilize our patented Bioadhesive Delivery System. The Bioadhesive Delivery System is based upon the principal of bioadhesion, a process by which the polymer, a large insoluble substance, adheres to skin and other body surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to the surfaces or the mucin and is discharged upon normal cell turnover. Cell turnover is a normal process which, depending upon the area of the body, occurs every 12 to 72 hours. The extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.

         Our first prescription drug utilizing the Bioadhesive Delivery System, Crinone(R), is a sustained release, vaginally delivered, natural progesterone product. Progesterone is a hormone manufactured by a woman's ovary in the second half of the menstrual cycle. By delivering progesterone directly to the uterus, a process we call "First Uterine Pass Effect"(C), it maximizes the therapeutic benefit. It also avoids side effects seen with orally-delivered synthetic progesterone-like drugs. In May 1997, we received U.S. marketing approval for Crinone from the FDA for use as progesterone supplementation or replacement as part of a treatment program for infertile women. In July 1997, we received U.S. marketing approval for Crinone from the FDA for the treatment of secondary amenorrhea, which is the loss of the menstrual period. Outside the U.S., Crinone has been approved for marketing for one or more medical indications in a variety of European and Latin American countries.

         In May 1995, we entered into a worldwide, except for South Africa, license and supply agreement for Crinone with American Home Products Corporation. As part of the agreement, the Wyeth-Ayerst Laboratories division of AHP marketed Crinone. On July 2, 1999, AHP assigned the license and supply agreement to Ares-Serono, a Swiss pharmaceutical company. Serono paid $68 million to AHP for the rights to Crinone and assumed AHP's financial obligations to us. Under the terms of the license and supply agreement, we have earned $17 million in milestone payments as of December 31, 1999 and will continue to receive additional milestone payments.

         In addition, we have produced through contract manufacturers the following over-the-counter products for sales by us or our licensees:

            o     Advantage-S(R), our female contraceptive gel;

            o Replens(R), which replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness; and

            o MipHil(TM), which reduces vaginal pH for the elimination of symptoms of bacterial vaginosis.

         On May 5, 2000, we sold various tangible and intangible assets related to the U.S. rights for Replens to Lil' Drug Store Products, Inc. for a total of $4.5 million cash. Additionally, Lil' Drug Store agreed to buy up to $500,000 of Replens inventory from us and to pay us future royalties of up to $2 million equal to 10% of future U.S. sales of Replens.

         Additionally, on May 5, 2000, we licensed our Legatrin PM, Legatrin GCM, Vaporizer in a Bottle and Diasorb brands to Lil' Drug Store. Under the terms of these agreements, we will receive license fees equal to 20% of the licensee's net sales of these brands. These agreements each have five-year terms with provisions for renewal and contain options that allow the licensee to acquire the brands from us.

         We intend to concentrate on developing our prescription products, including Chronodyne(R), a product intended to relax the uterus and prevent abnormal contractions. This product may be useful in the treatment of disorders such as dysmenorrhea and endometriosis. We expect Chronodyne(R) to enter Phase III clinical trials later this year.

         Our research in endocrinology has also led to the development of a physiologic testosterone bioadhesive buccal tablet, a product to treat "andropause" in men. Like the failure of the ovaries in menopausal women to produce estrogen, andropause occurs upon the failure of the testes to produce sufficient testosterone in men. This, in turn, results in increasing levels of Follicle Stimulating Hormone, a natural hormone in the male pituitary gland which stimulates the testicles to produce testosterone. This may have the same impact as menopause in women, including:

            o     increased risk of cardiovascular disease;

            o     Alzheimer's disease; and

            o     osteoporosis.

Our physiologic testosterone bioadhesive buccal tablet may play an important role in the treatment of angina, the pain associated with the clogging of the coronary arteries, and in the secondary prevention of a heart attack. We expect to enter Phase III clinical trials for our physiologic testosterone buccal tablet within the next several months and expect to complete Phase III trials by year-end.

         We have focused on women's health care because of the significant number of women's health and hygiene needs which have not been met by available products and because we have found vaginal delivery of pharmaceutical products to be particularly effective. We intend to continue to develop products that improve the delivery of previously approved drugs.

         Our principal executive offices are located at:

                     2875 Northeast 191st Street, Suite 400
                             Aventura, Florida 33180
                               Tel: (305) 933-6089

         Our subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited and Columbia Research Laboratories, Inc.

                          THE COMMON STOCK WE MAY OFFER

         We may offer shares of our common stock from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the common stock we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

            o     aggregate offering price;

            o     rates and times of payment of dividends, if any

            o     voting or other rights, if any; and

            o     important federal income tax considerations.

         The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. THIS PROSPECTUS MAY NOT BE USED TO COMPLETE ANY SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

         We may sell the common stock directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of common stock. If we do offer common stock through agents or underwriters, we will include in the applicable prospectus supplement:

            o     the names of those agents or underwriters;

            o applicable fees, discounts and commissions, to be paid to them; and

            o     the net proceeds to us.

         We may also deliver this prospectus in connection with the sale of any shares of common stock issued upon the exercise of any warrants to purchase common stock we may issue or sell.

         Common Stock. We may offer our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

                                  RISK FACTORS

         The prospectus supplement applicable to the common stock we may offer will contain a discussion of risks applicable to an investment in Columbia common stock. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

                           FORWARD-LOOKING INFORMATION

         The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we, or our representatives, have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the SEC as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers. Forward-looking statements include all statements about our future strategy and most other statements that are not historical in nature. Forward-looking statements are generally identified by words such as "believes," "estimates," "expects," "intends," "plans, " "may," "will," "should," "anticipates" and other similar expressions. Such statements include, without limitation, our expectations regarding:

        o   sales;

        o   earnings or other future financial performance and liquidity;

        o   product introductions;

        o   entry into new geographic regions; and

        o   general optimism about future operations or operating results.

         We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot assure you that those assumptions or expectations will ultimately be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus under the caption "Risk Factors." These factors include the following:

        o increased competitive activity from companies in the pharmaceutical industry, some of which have greater resources;

        o social, political and economic risks to our foreign operations, including changes in foreign investment and trade policies and regulations, including changes in accounting standards, that affect, or will affect, Columbia in the United States and abroad;

        o foreign currency fluctuations affecting the relative prices at which we and foreign competitors sell our products in the same market; and

        o timely completion of studies and approvals by the FDA and other regulatory agencies.

         Additional information on factors that may affect the business and financial results can be found in our filings with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at

        o   450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549

        o   Seven World Trade Center, 13th Floor, New York, New York 10048

        o Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities that we may offer under this prospectus. This prospectus, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

         The following documents filed by Columbia with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-12145) made prior to the termination of this offering are incorporated by reference:

        o our Annual Report on Form 10-K for our fiscal year ended December 31, 1999;

        o our Quarterly Report on Form 10-Q for our quarter ended March 31, 2000; and

        o the description of our common stock contained in our registration statement on Form 8-A, filed on February 1, 1989.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

                           Columbia Laboratories, Inc.
                      2875 Northeast 191 Street, Suite 400
                             Aventura, Florida 33180
              Attention: David L. Weinberg, Chief Financial Officer
                            Telephone: (305) 933-6089

                                 USE OF PROCEEDS

         Unless otherwise described in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the related prospectus supplements for our general corporate purposes, which may include working capital, funding our operating losses, capital expenditures and operating expenses. Unless otherwise described in a prospectus supplement, pending application for specific purposes, the net proceeds of any sale of the securities offered by this prospectus and the related prospectus supplements may be invested in short-term investments and marketable securities.

                           DESCRIPTON OF CAPITAL STOCK

GENERAL

         We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A Preferred Stock, 150,000 shares have been designated Series B Preferred Stock and 6,600 shares have been designated Series C Preferred Stock. As of May 30, 2000, 30,434,926 shares of common stock, 33 shares of Series A Preferred Stock, 1,630 shares of Series B Preferred Stock and 4,260 shares of Series C Preferred Stock were outstanding, and there were 396, 1, 3 and 22 holders of record of common stock, Series A, Series B and Series C Preferred Stock, respectively. We have been informed that there are approximately 9,500 beneficial owners of our common stock.

         We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors.

         The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part.

COMMON STOCK

         With the exception of certain circumstances, holders of the Series A and Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Series C Preferred Stock has no voting rights. The holders of common stock are entitled to one vote for each share of such stock held of record by them and may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

         DIVIDENDS

         We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.

         FUTURE SALES OF COMMON STOCK

         Approximately 2,500,000 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold only in compliance with that rule, pursuant to registration under the Securities Act or pursuant to an exemption from registration. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months after such two-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the particular company's then outstanding common stock or the average weekly trading volume during the four weeks prior to the proposed sale. This limitation on the amount of shares which may be sold under the rule does not apply to restricted securities sold for the account of a person who is not and has not been an affiliate of Columbia during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. In addition, the shares of common stock underlying the shares of Series A, Series B and Series C Preferred Stock have been registered under the Securities Act and, accordingly, when issued, will not be restricted securities. Sales of substantial amounts of common stock in the public market under Rule 144, pursuant to registration statements, or otherwise, could adversely affect prevailing market prices of our common stock.

         TRANSFER AGENT

         The transfer agent and registrar for our common stock is First Union National Bank.

WARRANTS

         The statements under this caption are summaries that do not purport to be complete. They are qualified by reference to the various warrant instruments, which have been filed with the SEC.

         As of May 30, 2000, we had warrants outstanding for the purchase of up to 536,478 shares of common stock at prices ranging from $3.50 to $10.78 per share. These warrants are exercisable through the year 2005. The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances. Warrants may be exercised at any time during their exercise periods by surrendering to Columbia the certificate evidencing those warrants, with the form to exercise all or a portion of those warrants duly filled in and signed, together with payment of the exercise price.

PREFERRED STOCK

         The board of directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the restated certificate of incorporation and any limitations prescribed by law, to establish and designate series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.

         We issued 151,000 shares of Series A Preferred Stock in connection with our private placement completed in November 1989, 150,000 shares of Series B Preferred Stock in connection with our private placement completed in August 1991 and 6,600 shares of Series C Preferred Stock in connection with our private placement completed in January 1999. The following description of the rights, preferences and privileges of the Series A, Series B and Series C Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designation to our restated certificate of incorporation, which set forth the terms and provisions of the Series A, Series B and Series C Preferred Stock, copies of which have been previously filed with the SEC.

         DIVIDENDS

         The Series A Preferred Stock pays cumulative dividends at a rate of 8% per annum, payable quarterly. As of May 30, 2000, dividends of $38.00 have been earned but have not been declared. Upon conversion of any shares of Series A Preferred Stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series A Preferred Stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.

         We do not presently intend to declare dividends with respect to the Series B Preferred Stock. In the event the board of directors elects to declare any cash dividends on the common stock, the board must also declare a cash dividend on the Series B Preferred Stock in an amount equal to the common equivalent per share dividend declared on the common stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds legally available for the payment of those dividends. Accumulations of dividends on shares of Series B Preferred Stock will not bear interest.

         The Series C Preferred Stock pays cumulative dividends at a rate of 5% per annum payable quarterly. As of May 30, 2000, dividends of $30,429.00 have been earned but have not been declared. Upon conversion of any shares of Series C Preferred Stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series C

Preferred Stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.

         CONVERSION RIGHTS

         Holders of Series A, Series B and Series C Preferred Stock are entitled to convert their shares of preferred stock into shares of common stock at any time. As of May 30, 2000, each share of Series A Preferred Stock is convertible into 12.36 shares of common stock, each share of Series B Preferred Stock is convertible into 20.57 shares of common stock and each share of Series C Preferred Stock is convertible into 285.71 shares of common stock.

         The conversion rates are subject to adjustment in certain circumstances. If we declare a dividend on our common stock payable in common stock or payable in securities convertible into common stock, or if we subdivide, combine, or reclassify our outstanding shares of common stock, then the conversion rates will be adjusted so that each holder of Series A, Series B and Series C Preferred Stock will be entitled to receive on conversion of his shares that number of shares of common stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series A, Series B and Series C Preferred Stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into common stock, after he had converted all those securities into common stock.

         The Series B Preferred Stock will be automatically converted into common stock upon the first to occur of the following events: (1) the completion of at least a $10 million public offering with an offering price of at least $10 per share or (2) the date on which the closing price of the common stock on a national exchange is at least $61.71 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.

         REDEMPTION RIGHTS

         We have the right to redeem, at any time, all or part of the shares of Series A Preferred Stock at a redemption price of $100 per share of Series A Preferred Stock, plus accrued and unpaid dividends, if any. The redemption price shall be appropriately adjusted to reflect any stock split, stock dividend or recapitalization with respect to the common stock.

         At any time, we have the right to redeem all or part of the shares of Series C Preferred Stock at a redemption price determined by several factors including the total number of shares of Series C Preferred Stock to be redeemed and the current market price of our common stock.

         We do not have the option to redeem shares of Series B Preferred Stock.

         VOTING RIGHTS

         Holders of Series A and Series B Preferred Stock are each entitled to one vote for each share of common stock into which the shares of Series A and Series B Preferred Stock are convertible. With the exception of certain circumstances, holders of Series A and Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series A Preferred Stock also have the right, voting as a separate class, to approve any creation of a series of stock senior to the Series A Preferred Stock as to dividends or liquidation. In the event Columbia fails to pay dividends that have been declared on the Series A Preferred Stock for four consecutive quarters, the holders of Series A Preferred Stock, voting as a separate class, have the right to elect one member of the board of directors. Holders of Series B Preferred Stock have the right, voting as a separate class, to approve the creation of any series of stock senior to the Series B Preferred Stock as to liquidation.

         Holders of Series C Preferred Stock have no voting power other than as required by the Delaware General Corporation Law.

         LIQUIDATION RIGHTS

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of Columbia, holders of Series A and Series B Preferred Stock will be entitled to receive out of the assets of Columbia available for distribution to its stockholders, before any distribution is made to holders of its common stock, liquidating distributions in an amount equal to $100 per share plus an amount in cash equal to all accrued but unpaid dividends. Holders of Series C Preferred Stock will be entitled to receive $1,000 per share plus an amount in cash equal to all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series A, Series B and Series C Preferred Stock, holders of Columbia's common stock will be entitled to any further distribution of Columbia's assets. If the assets of Columbia are insufficient to pay the full amounts of the liquidating distributions on the Series A, Series B and Series C Preferred Stock, then all available assets of Columbia will be distributed ratably to the holders of the Series A, Series B and Series C Preferred Stock in proportion to the ratio of liquidation preferences.

                              PLAN OF DISTRIBUTION

         We may sell the common stock being offered by this prospectus directly or through agents, underwriters or dealers.

         Agents designated by us from time to time may solicit offers to purchase the common stock offered by this prospectus. Any agent involved in the offer or sale of those securities may be deemed to be an underwriter under the Securities Act and we will name that agent and describe any commissions payable by us to that agent in a prospectus supplement. Any agent appointed by us will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. We may be obligated under agreements with these agents to indemnify them against civil liabilities, including liabilities under the Securities Act. These agents may also engage in transactions with or perform services for us in the ordinary course of business.

         If we utilize any underwriters in any sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement. That prospectus supplement will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may be obligated under the underwriting agreements with these underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act. These underwriters may also engage in transactions with or perform services for us in the ordinary course of business.

         If we utilize a dealer in any sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may be obligated under agreements with these dealers to indemnify them against civil liabilities, including liabilities under the Securities Act. These dealers may also engage in transactions with or perform services for us in the ordinary course of business.

         If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery of those securities on a specified date in the future. These delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement, and we will set forth the commission payable for solicitation of these offers in the prospectus supplement.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be offered hereunder will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Columbia for the period ended December 31, 1997 and the related schedule included in Columbia's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants; and as indicated in their reports with respect thereto, are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Columbia as of December 31, 1998 and December 31, 1999 and for the years ended December 31, 1998 and December 31, 1999 and the related schedules included in Columbia's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1999, and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Goldstein Golub Kessler LLP, independent public accountants. The reports of Goldstein Golub Kessler LLP on the consolidated financial statements and the related schedule are incorporated by reference in this document in reliance upon the authority of Goldstein Golub Kessler LLP as experts in giving these reports.